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Exhibit 10.32

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

        This Amendment No. 1 (this "Amendment") to the Employment Agreement, dated as of August 22, 2003 (the "Agreement") between Interactive Health, Inc., a Delaware corporation (the "Company") and Thomas Dragotto, an individual ("Executive") is entered into this 28th day of May, 2004. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

        WHEREAS, the parties hereto desire to amend the Agreement pursuant to Section 13 thereof.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, IH and Executive hereto hereby agree as follows:

          (1)   Section 3(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

    "(a)    Base Salary.    In consideration of the services to be rendered under this Agreement, IH shall pay Executive One Hundred Eighty Thousand Dollars ($180,000) per year ("Base Salary"), payable bi-weekly (i.e., once every two weeks), pursuant to, the procedures regularly established, and as they may be amended, by IH in its sole discretion, during the Period of Employment. All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law. The Base Salary will be reviewed by and shall be subject to upward adjustment at the sole discretion of the Board each year during the term of this Agreement."

          (2)   Section 3(e) of the Agreement is hereby amended to add that:

            "IH shall grant to Executive an additional Option to purchase 67,581 shares (pre-IPO share split) of Common Stock at an Exercise Price equal to the price per share of IH Common Stock sold in IH's proposed initial public offering ("IPO"), upon the closing of such IPO, subject to the terms, definitions and provisions of this Agreement and the Plan."

          (2)   Except as modified hereby, the Agreement, as heretofore amended, shall remain in full force and effect and unmodified.

          (3)   Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          (4)   Except as expressly provided in Section 19 of the Agreement, as amended, this Amendment shall be governed by, construed in accordance with, and enforced under, the law of the state of California applicable to agreements or instruments entered into and performed entirely within such state.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.

INTERACTIVE HEALTH, INC.
/s/ CRAIG WOMACK
By:	Craig Womack
Its:	Chief Executive Officer
EXECUTIVE
/s/ THOMAS DRAGOTTO Thomas Dragotto

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AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT